Exhibit 22.1
LIST OF SUBSIDIARY GUARANTORS
Signet UK Finance plc (the “Issuer”), a 100% owned subsidiary of Signet Jewelers Limited (the “Parent”), has $147.8 million principal amount outstanding of 4.700% Senior Notes due in June 2024 (the “Senior Notes”). As of July 29, 2023, Parent, along with the following 100% owned subsidiaries, are guarantors of the outstanding Senior Notes:

Name of Entity	Place of Incorporation or Organization
SIGNET US FINANCE LIMITED	England & Wales
SIGNET GROUP LIMITED	England & Wales
SIGNET TRADING LIMITED	England & Wales
SIGNET US HOLDINGS, INC.	Delaware
SIGNET U.S. SERVICES INC.	Delaware
SIGNET GROUP TREASURY SERVICES INC.	Delaware
STERLING JEWELERS INC.	Delaware
STERLING ECOMM LLC	Delaware
SIGNET GROUP SERVICES US INC.	Delaware
STERLING INC.	Ohio
ZALE CORPORATION	Delaware
ZALE DELAWARE, INC	Delaware
ZALE INTERNATIONAL, INC.	Delaware
ZAP, INC.	Delaware
ZGCO, LLC	Virginia
TXDC, L.P.	Texas
ZALE CANADA CO.	Canada
ZCSC, LLC	Delaware
ZALE PUERTO RICO, INC.	Puerto Rico
SIGNET SERVICE PLANS, INC.	Ohio